Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of Data Systems & Software Inc.


     We consent to the incorporation by reference in this Amendment No. 7 to Registration Statement No. 333-90017 of Data Systems & Software Inc. on Form S-3 of our report dated March 16, 2001 related to the consolidated balance sheet of Data Systems & Software Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2000, and to the reference to our firm herein under the heading "Experts."


/s/ KPMG LLP


Short Hills, New Jersey
December 21, 2001



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